Exhibit 99.1

BBQ Holdings, Inc. appoints Chief Financial Officer

MINNEAPOLIS, January 9, 2020 –  BBQ Holdings, Inc. (NASDAQ: BBQ) (the “Company”), an innovating owner and operator of barbeque restaurants, globally, today announced the appointment by the Board of Directors of Jim Gilbertson as the new Chief Financial Officer of the Company.

Over the past 20 years Jim has been the Chief Financial Officer of a number of local public companies including Children’s Broadcasting Corporation (Radio AAHS), Navarre Corporation, and Granite City Food & Brewery.    During his tenure at Granite City from 2007 to 2014, Mr. Gilbertson was able to help guide the Company through the recession and initiate substantial growth thereafter.  He also served as Vice President of Business Development and Cable Distribution at iMedia Brands, Inc. and Executive Business Advisor and Board Member of rareEARTH.  He most recently served as the CFO of Bluespire, Inc, a digital marketing agency in Minneapolis.   Jim received his accounting degree from the University of Iowa and has MBA degrees from the Carlson School of Management in Finance and Marketing.

Jeff Crivello, Chief Executive Officer, commented, “We are excited for the addition of Jim to our BBQ family.  Jim’s depth and breadth of knowledge with public companies and acquisitions is the skill set we were looking for.  Jim has a great rapport and reputation within the community.  He will play an important role as we execute our growth plan.”